Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLERGAN COMMENTS ON THE UNITED STATES DEPARTMENT OF JUSTICE
SUBPOENA FOR THE PRODUCTION OF DOCUMENTS RELATING TO PROMOTIONAL
PRACTICES OF BOTOX® FOR THERAPEUTIC USES
(IRVINE, Calif., March 3, 2008) — Allergan, Inc. (NYSE: AGN) today announced that it received a subpoena from the United States Department of Justice, United States Attorney’s Office for the Northern District of Georgia requesting the production of documents regarding promotional practices involving BOTOX® (botulinum toxin type A) for therapeutic indications.
The subpoena broadly requests documents regarding promotional, educational and other activities relating to BOTOX®. Allergan’s current understanding is that the inquiry involves questions regarding alleged off label promotion relating to the use of BOTOX® for the treatment of headache. While Allergan is currently in phase III clinical studies investigating the use of BOTOX® for the treatment of headache, this is not an FDA-approved use.
Although healthcare professionals, exercising their medical judgment, may generally prescribe or dispense a drug for indications not approved by the FDA (i.e., off label), it is Allergan’s policy to promote its products only in a manner consistent with the FDA-approved product labeling.
In all circumstances, it is Allergan’s policy to fully comply with all applicable laws, rules and regulations. Allergan’s Healthcare Law Compliance Program is intended to ensure continued compliance with all applicable laws, regulations and industry guidance governing the sale and marketing of pharmaceutical and medical device products, as well as laws and regulations governing the reporting of prices for Government-reimbursed products.
Since its first approval in 1989, BOTOX® is indicated and used in the United States to treat a variety of often serious medical conditions, including cervical dystonia, blepharospasm, strabismus and hyperhidrosis, and is approved for 20 different indications by regulatory authorities across 70 countries worldwide.
Allergan will provide updates as it responds to the subpoena, and will fully cooperate with the U.S. Department of Justice to satisfactorily address any and all of their questions regarding this matter.
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Important BOTOX® (Botulinum Toxin Type A) Information
BOTOX® is indicated for the treatment of cervical dystonia in adults to decrease the severity of abnormal head position and neck pain associated with cervical dystonia.
BOTOX® is also indicated for the treatment of strabismus and blepharospasm associated with dystonia, including benign essential blepharospasm or VII nerve disorders in patients 12 years of age and above.

The efficacy of BOTOX® treatment in deviations over 50 prism diopters, in restrictive strabismus, in Duane’s syndrome with lateral rectus weakness, and in secondary strabismus caused by prior surgical over-recession of the antagonist has not been established. BOTOX® is ineffective in chronic paralytic strabismus except when used in conjunction with surgical repair to reduce antagonist contracture.
And BOTOX® is indicated for the treatment of severe primary axillary hyperhidrosis that is inadequately managed with topical agents.
Important BOTOX® (Botulinum Toxin Type A) Safety Information
BOTOX® treatment should not be injected in the presence of infection at the proposed injection site(s) and in individuals with known hypersensitivity to any ingredient in the formulation.
Serious heart problems and serious allergic reactions have been reported rarely. If you think you’re having an allergic reaction or other unusual symptoms, such as difficulty swallowing, speaking or breathing, call your doctor immediately. Individuals with peripheral motor neuropathic diseases (e.g., amyotrophic lateral sclerosis, or motor neuropathy) or neuromuscular junctional disorders (e.g., myasthenia gravis or Lambert-Eaton syndrome) should only receive BOTOX® with caution. Patients with neuromuscular disorders may be at increased risk of clinically significant systemic side effects with BOTOX®. For full prescribing information, please visit www.botox.com and www.botoxcosmetic.com.
BOTOX® for Blepharospasm in Patients > 12 Years of Age: Reduced blinking from BOTOX® injection of the orbicularis muscle can lead to corneal exposure, persistent epithelial defect and corneal perforation. The most frequently reported treatment-related adverse reactions in these patients are ptosis (20.8%), superficial punctate keratitis (6.3%) and eye dryness (6.3%).
BOTOX® for Strabismus in Patients > 12 Years of Age: Inducing paralysis in one or more extraocular muscles may produce spatial disorientation, double vision or past pointing. The most commonly reported adverse effects are ptosis (16%) and vertical deviation (17%).
BOTOX® for Cervical Dystonia in Adults: There have been rare cases of dysphagia severe enough to warrant the insertion of a gastric feeding tube. The most frequently reported adverse reactions in patients with cervical dystonia are dysphagia (19%), upper respiratory infection (12%), neck pain (11%), and headache (11%).
BOTOX® for Severe Primary Axillary Hyperhidrosis Inadequately Managed with Topical Agents: The most frequently reported adverse events (3 — 10%) are injection site pain and hemorrhage, non-axillary sweating, infection, pharyngitis, flu syndrome, headache, fever, neck or back pain, pruritus, and anxiety.
Forward-Looking Statements
This press release contains “forward-looking statements,” including statements regarding a federal subpoena and statements regarding the safety, effectiveness and adverse events associated with BOTOX®.
These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry, economic, biologic and pharmaceutical market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; inconsistency of treatment results among patients; potential difficulties in manufacturing; and governmental laws and regulations affecting domestic and foreign operations. Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s 2007 Form 10-K. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.
About Allergan, Inc.
Founded in 1950, Allergan, Inc., with headquarters in Irvine, California, is a multi-specialty health care company that discovers, develops and commercializes innovative pharmaceuticals, biologics and medical devices that enable people to live life to its greatest potential — to see more clearly, move more freely, express themselves more fully. The Company employs more than 7,500 people worldwide and operates state-of-the-art R&D facilities and world-class manufacturing plants. In addition to its discovery-to-development research organization, Allergan has global marketing and sales capabilities with a presence in more than 100 countries.
SOURCE: Allergan, Inc.
Allergan Contacts
Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Emil Schultz (714) 246-4474 (investors)
Caroline Van Hove (714) 246-5134 (media)
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